Exhibit 99.1

Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

Kimco Realty Corporation Announces Pricing of Common Stock Offering

NEW HYDE PARK, NY, December 8, 2009 — Kimco Realty Corporation (NYSE: KIM) today announced the pricing of its public offering of 25,000,000 shares of its common stock at a price of $12.50 per share. The company has granted the underwriters an option to purchase up to an additional 3,750,000 shares to cover over-allotments, if any. Deutsche Bank Securities, BofA Merrill Lynch and Citi are acting as the joint book-running managers for the offering. Morgan Stanley, RBC Capital Markets, Scotia Capital and Wells Fargo Securities are acting as joint lead managers. Barclays Capital, CIBC, Morgan Keegan & Company, Inc., UBS Investment Bank, Piper Jaffray, RBS and Stifel Nicolaus are acting as co-managers. Subject to customary conditions, the offering is expected to close on or about December 11, 2009.

The company expects to use the net proceeds received from this offering, which are expected to be approximately $300 million (without giving effect to any exercise of the underwriters’ over-allotment option) to partially repay amounts borrowed under its $1.5 billion unsecured U.S. revolving credit facility. The company’s $1.5 billion unsecured U.S. revolving credit facility is scheduled to mature in October 2011. The company has an option to extend the facility for an additional one-year term. Amounts outstanding thereunder bear interest at an annual rate of LIBOR plus a spread, which spread is currently 0.425%. Any remaining net proceeds from this offering will be used for general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

A copy of the final prospectus supplement and prospectus relating to these securities may be obtained, when available, by contacting Deutsche Bank Securities Inc., Attention: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311, telephone: (800) 503-4611 or e-mail at prospectusrequest@list.db.com; BofA Merrill Lynch, 4 World Financial Center, New York, New York 10080, Attention: Preliminary Prospectus Department or e-mail prospectus.requests@ml.com; or Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220.

About Kimco

Kimco Realty Corporation, a real estate investment trust (REIT), owns and operates North America’s largest portfolio of neighborhood and community shopping centers.  As of September 30, 2009, the company owned interests in 1,462 retail properties comprising 153 million square feet of leasable space across 45 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE under the symbol KIM and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 50 years.

Safe Harbor Statement

The statements in this release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, including the current economic recession, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt, or other sources of financing or refinancing on favorable terms, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates, (vii) the availability of suitable acquisition opportunities, (viii) valuation of joint venture investments, (ix) valuation of marketable securities and other investments, (x) increases in operating costs, (xi) changes in the dividend policy for our common stock, (xii) the reduction in our income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiii) impairment charges, and (xiv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company’s Securities and Exchange Commission filings, including but not limited to the company’s Annual Report on Form 10-K for the year ended December 31, 2008. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the sections titled “Risk Factors” in the prospectus supplement and the accompanying prospectus for this offering and in the company’s Annual Report on Form 10-K for the year ended December 31, 2008, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company’s results.

- # # # -

CONTACT:
Kimco Realty Corporation
Barbara Pooley, 1-866-831-4297
senior vice president, finance & investor relations